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Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	)	Chapter 11
)
STAR Telecommunications, Inc.,	)	Case No. 01-00830 (MFW)
)
Debtor.	)

FIRST AMENDED PLAN OF LIQUIDATION OF THE DEBTOR AND
THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS

PACHULSKI, STANG, ZIEHL, YOUNG & JONES P.C.	PILLSBURY WINTHROP LLP
Laura Davis Jones (DE Bar No. 2436)	Daniel A. Lowenthal, III
James I. Stang (CA Bar No. 94435)	One Battery Park Plaza
David W. Carickhoff, Jr. (Bar No. 3715)	New York, NY 10004-1490
919 North Market Street, 16th Floor	Telephone: (212) 858-1000
P.O. Box 8705	Facsimile: (212) 858-1500
Wilmington, DE 19899-8705 (Courier 19801)
Telephone: (302) 652-4100	and
Facsimile: (302) 652-4400

Counsel for Debtor and Debtor in Possession	ROSENTHAL, MONHAIT, GROSS &
GODDESS, P.A.
Kevin Gross (DE Bar No. 209)
Mellon Bank Center, Suite 1400
P.O. Box 1070
Wilmington, DE 19899 (Courier 19801)
Telephone: (302) 656-4433
Facsimile: (302) 658-7567

Counsel for the Official Committee of
Unsecured Creditors

Dated: June 12, 2002

TABLE OF CONTENTS

INTRODUCTION		1
ARTICLE I DEFINED TERMS, RULES OF INTERPRETATION, AND COMPUTATION OF TIME		1
A.	Defined Terms.	1
B.	Rules of Interpretation.	5
C.	Computation of Time.	6
ARTICLE II CLASSES OF CLAIMS AND INTERESTS		6
ARTICLE III TREATMENT OF CLAIMS AND INTERESTS		6
A.	Unclassified Claims.	6
B.	Classified Claims.	7
ARTICLE IV MEANS FOR IMPLEMENTATION OF THE PLAN		8
A.	Funding of this Plan.	8
B.	The Liquidating Trustee.	8
C.	Abandonment.	9
D.	Dissolution of Official Creditors' Committee.	9
E.	Creation of Continuing Creditors' Committee.	9
F.	Corporate Dissolution.	10
G.	Release of Liens.	11
ARTICLE V DISTRIBUTIONS AND OBJECTIONS TO CLAIMS		11
A.	Payment of Claims and Interests.	11
B.	Distributions to Holders of Subsequently Allowed Claims.	13
C.	Subsequent Class 3 Distributions.	13
D.	Final Distributions.	13
E.	Distributions to the Last Known Address.	14
F.	Unclaimed Property.	14
G.	Withholding Taxes.	14
H.	Fractional Cents.	14
I.	Payments of Less than Twenty-Five Dollars.	14
ARTICLE VI OBJECTIONS TO CLAIMS AND DISPUTED CLAIMS RESERVE		15
A.	Objections to Claims.	15
B.	Claim Resolution.	15
C.	No Distributions to Holders of Disputed Claims.	15
D.	Disputed Claim Reserves.	15

i

ARTICLE VII TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		15
A.	Treatment of Executory Contracts.	15
B.	Bar Date for Rejection Claims.	16
ARTICLE VIII CONDITIONS PRECEDENT TO EFFECTIVENESS OF THE PLAN		16
A.	Conditions to Consummation.	16
ARTICLE IX RETENTION OF JURISDICTION		17
ARTICLE X EFFECTS OF CONFIRMATION		18
A.	Injunctions.	18
ARTICLE XI MISCELLANEOUS PROVISIONS		18
A.	Pre-Confirmation Modification.	18
B.	Post-Confirmation Immaterial Modification.	18
C.	Post-Confirmation Material Modification.	18
D.	Exemption from Transfer Taxes.	19
E.	Withdrawal or Revocation of the Plan.	19
F.	Final Decree.	19
G.	Setoffs.	19
H.	Successors and Assigns.	19
I.	Governing Law.	19
J.	Notices.	19
K.	Severability.	20

ii

INTRODUCTION

        STAR Telecommunications, Inc. (the "Debtor") and the Official Committee of Unsecured Creditors of STAR Telecommunications, Inc. (the "Committee"), hereby propose the following plan of liquidation (the "Plan") pursuant to section 1121(a) of title 11 of the United States Code (the "Bankruptcy Code"):

ARTICLE I

DEFINED TERMS, RULES OF INTERPRETATION, AND COMPUTATION OF TIME

A.    Defined Terms.

        As used in the Plan, capitalized terms have the meanings set forth below. Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, will have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

        1.    "Administrative Claim" means a right to payment for costs and expenses of administration allowed under the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estate and operating the business of the Debtor; (b) compensation for legal, financial advisory, accounting, and other services and reimbursement of expenses awarded or allowed under sections 330(a) or 331 of the Bankruptcy Code; and (c) all fees and charges assessed against the Debtor's Estate under chapter 123 of title 28 of the United States Code, 28 U.S.C. §§1911-1930.

        2.    "Allowed Claim" means:

          a.    a Claim that has been listed by the Debtor on its Schedules as other than disputed, contingent, or unliquidated, to the extent that it is not otherwise a Disputed Claim;

          b.    a Claim for which a proof of Claim has been Filed by the applicable Bar Date or has otherwise been deemed timely Filed under applicable law, to the extent that it is not otherwise a Disputed Claim; or

          c.    a Claim that is allowed: (i) in any Stipulation of Amount and Nature of Claim executed by the Debtor and Claim holder on or after the Effective Date; (ii) in any contract, instrument, or other agreement entered into in connection with the Plan; (iii) in a Final Order; or (iv) pursuant to the terms of the Plan.

        3.    "Allowed... Claim" means an Allowed Claim in the particular Class or category specified. Any reference herein to a particular Allowed Claim includes both the secured and unsecured portions of such Claim.

        4.    "Bankruptcy Code" means title 11 of the United States Code, 11 U.S.C. §§ 101-1330, as now in effect or hereafter amended.

        5.    "Bankruptcy Court" means the United States Bankruptcy Court for the District of Delaware.

        6.    "Bankruptcy Rules" means, collectively, the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court, as now in effect or hereafter amended.

        7.    "Bar Date" means the applicable bar date by which a proof of Claim or proof of Interest must be or must have been Filed, as established by an order of the Bankruptcy Court, including the Bar Date Order and the Confirmation Order.

        8.    "Bar Date Order" means the Order Establishing Bar Dates for Filing Proofs of Claims and Interests entered by the Bankruptcy Court on September 10, 2001, as the same may have been or may be amended, modified, or supplemented.

        9.    "Business Day" means any day, other than Saturday, Sunday, or "legal holiday" (as defined in Bankruptcy Rule 9006(a)).

        10.  "By-Laws of the Continuing Creditors' Committee" means the by-laws of the Continuing Creditors' Committee attached as Exhibit B hereto, and as hereafter amended.

        11.  "Cash" means cash, cash equivalents and other readily marketable securities or instruments, including, without limitation, direct obligations of the United States of America and certificates of deposit issued by federally-insured banks.

        12.  "Chapter 11 Case" means the Debtor's chapter 11 case pending in the Bankruptcy Court, captioned In re STAR Telecommunications, Inc., Case No. 01-00830 (MFW).

        13.  "Claim" means a "claim," as defined in section 101(5) of the Bankruptcy Code, against the Debtor.

        14.  "Claims Agent" means Robert L. Berger & Associates, LLC, the Entity appointed pursuant to Order of the Bankruptcy Court, dated May 1, 2001, to serve as the Bankruptcy Court's agent for the receipt and docketing of all proofs of Claim Filed in the Chapter 11 Case.

        15.  "Claims Objection Bar Date" means the latest of: (a) 120 days after the Effective Date; (b) 60 days after the Filing of a proof of Claim for such Claim; (c) such other period of limitation as may be specifically fixed by the Plan, the Confirmation Order, the Bankruptcy Rules, or a Final Order for objecting to such Claims; and (d) such later date as provided for by order of the Bankruptcy Court, which order may be entered without further notice.

        16.  "Class" means a class of Claims or Interests, as described in Article II of this Plan.

        17.  "Collateral" means any property of the Debtor that is subject to a valid and enforceable lien to secure a Claim.

        18.  "Committee" means the Official Committee of Unsecured Creditors of STAR Telecommunications, Inc., appointed by the United States Trustee in the Chapter 11 Case pursuant to section 1102 of the Bankruptcy Code, as presently constituted or as hereinafter reconstituted.

        19.  "Confirmation" means the entry of the Confirmation Order on the docket of the Bankruptcy Court.

        20.  "Confirmation Date" means the date on which the Bankruptcy Court enters the Confirmation Order on its docket, within the meaning of the Bankruptcy Rules 5003 and 9021.

        21.  "Confirmation Hearing" means the hearing held by the Bankruptcy Court on Confirmation of the Plan, as such hearing may be continued from time to time.

        22.  "Confirmation Order" means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

        23.  "Continuing Creditors' Committee" means the committee of unsecured creditors of the Debtor formed after the Effective Date, pursuant to Article IV of this Plan.

        24.  "Creditor" means any Person that is the holder of a Claim against the Debtor.

        25.  "Debtor" means STAR Telecommunications, Inc.

        26.  "Disclosure Statement" means the disclosure statement (including all exhibits and schedules thereto or referenced therein) that relates to the Plan, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code, as the same may be amended, modified, or supplemented.

        27.  "Disputed Claim" means:

          a.    if no proof of Claim has been Filed by the applicable Bar Date or has otherwise been deemed timely Filed under applicable law: (i) a Claim that is listed on the Debtor's Schedules as other than disputed, contingent, or unliquidated, but as to which the Debtor, the Liquidating

  Trustee, or any other party in interest has Filed an objection by the Claims Objection Bar Date, but only to the extent of the difference between the amount of the Claim listed in the Schedules and the amount of such Claim asserted in the objection, or (ii) a Claim that is listed on the Debtor's Schedules as disputed, contingent, or unliquidated; or

          b.    if a proof of Claim or request for payment of an Administrative Claim has been Filed by the Bar Date or has otherwise been deemed timely Filed under applicable law, a Claim for which an objection has been Filed by the Debtor, the Liquidating Trustee or any other party in interest, as the case may be, by the Claims Objection Bar Date, if such objection has not been withdrawn or denied by a Final Order, but only to the extent of the difference between the amount of the Claim asserted in the proof of Claim and the amount of such Claim asserted in the objection.

        28.  "Disputed Claim Reserve" means the reserve established and maintained by the Liquidating Trustee for all Disputed and other Claims as specified in the Plan.

        29.  "Distributable Proceeds" means the proceeds of the Liquidating Trust Assets, including the proceeds of all Rights of Action.

        30.  "Distribution Record Date" means the Confirmation Date or any later date established by the Bankruptcy Code.

        31.  "Effective Date" means a Business Day, as determined by the Debtor, that (a) is as soon as reasonably practicable after the Confirmation Date and (b) is the day on which (i) all conditions to the Effective Date, if any, have been met or waived and (ii) no stay of the Confirmation Order is in effect.

        32.  "Entity" shall have the meaning set forth in section 101 of the Bankruptcy Code.

        33.  "Estate" means the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

        34.  "Fee Claim" means a Claim under sections 330(a), 331, 503, or 1103 of the Bankruptcy Code for compensation of a Professional or other Entity for services rendered or expenses incurred in the Chapter 11 Case from the Petition Date through the Confirmation Date.

        35.  "File," "Filed," or "Filing" means file, filed, or filing with the Bankruptcy Court or the Claims Agent, as the case may be, in the Chapter 11 Case.

        36.  "Final Decree" means a final decree as described in Rule 3022 of the Bankruptcy Rules.

        37.  "Final Order" means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket in the Chapter 11 Case or the docket of any other court of competent jurisdiction, that has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari has expired, and no appeal or petition for certiorari has been timely taken, or as to which an appeal that has been taken or any petition for certiorari that has been timely filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought.

        38.  "Initial Class 3 Distribution Date" means the first Business Day that is 60 days after the Effective Date.

        39.  "Interest" means the rights of the holders of the equity security of the Debtor and the rights of any Entity to purchase or demand the issuance of any equity security of the Debtor, including: (a) redemption, conversion, exchange, voting, participation, and dividend rights; (b) liquidation preferences; and (c) stock options and warrants.

        40.  "Liquidating Trust" means that certain trust established pursuant to the Liquidating Trust Agreement.

        41.  "Liquidating Trust Agreement" means that certain agreement entered into by the Liquidating Trustee and the Debtor, attached hereto as Exhibit A,which governs the extent and the terms of the Liquidating Trustee's rights and responsibilities under this Plan.

        42.  "Liquidating Trust Assets" means all of the Debtor's Property in or under the custody or control of the Liquidating Trustee after the Effective Date.

        43.  "Liquidating Trustee" means the Person authorized to exercise and perform the rights, powers and duties held by the Estate, including without limitation the authority under sections 1106, 1107, 1108 and 1123(b)(3) of the Bankruptcy Code. Without implying any limitation on the rights, powers and duties of the Liquidating Trustee, he shall also have the right, power and duty to prosecute Rights of Action (except those prosecuted by the Continuing Creditors' Committee), file tax returns, object to Claims, disburse monies to Creditors under the Plan, liquidate remaining property of the Estate and administer the Estate's property, including reserves established to pay Claims.

        44.  "Net Distributable Proceeds" means the Distributable Proceeds after the payment or reserve for Administrative Claims, Priority Tax Claims, Priority Non-Tax Claims, Miscellaneous Secured Claims, Small Unsecured Claims and Plan Expenses.

        45.  "Non-Tax Priority Claims" means any Claim that is entitled to priority in payment pursuant to section 507(a)(3), (4), (5) or (6) of the Bankruptcy Code and that is not a Priority Tax Claim, Administrative Claim or a Secured Claim.

        46.  "Person" means a natural person, or any legal Entity or organization including, without limitation, any corporation, partnership (general or limited), limited liability company, business trust, unincorporated organization or association, joint stock company, trust, association, governmental body (or any agency, instrumentality or political subdivision thereof), or any other form of legal Entity.

        47.  "Petition Date" means March 13, 2001.

        48.  "Plan" means this liquidating plan for the Debtor and all exhibits attached hereto or referenced herein, as the same may be amended, modified, or supplemented.

        49.  "Plan Expenses" means the good faith estimate of the Liquidating Trustee and the Continuing Creditors' Committee of all actual and necessary costs and expenses to be incurred after the Effective Date in connection with the administration of the Plan at the Liquidating Trustee's direction, including fees and expenses of the Liquidating Trustee and the Continuing Creditors' Committee and any Professionals retained by either of them.

        50.  "Post-Confirmation Debtor" means the Debtor in its post-Confirmation Order status.

        51.  "Priority Claim" means a Claim that is entitled to a priority in payment pursuant to section 507(a) of the Bankruptcy Code that is not an Administrative Claim or Priority Tax Claim.

        52.  "Priority Tax Claim" means a Claim that is entitled to priority in payment pursuant to section 507(a)(8) of the Bankruptcy Code.

        53.  "Pro Rata" means, when used with reference to a distribution of the Net Distributable Proceeds to holders of Class 3 Unsecured Claims, proportionately, so that with respect to a particular Allowed Claim, the ratio of (a)(i) the amount of property distributed on account of such Claim to (ii) the amount of such Claim, is the same as the ratio of (b)(i) the amount of property distributed on account of all Allowed Claims of the Class in which such Claim is included to (ii) the amount of all Allowed Claims in that Class.

        54.  "Professional" means any professional employed in the Chapter 11 Case pursuant to sections 327 or 1103 of the Bankruptcy Code or any professional or other Entity seeking compensation or reimbursement of expenses in connection with the Chapter 11 Case pursuant to section 503(b)(4) of the Bankruptcy Code.

        55.  "Property" means all property of the Debtor's Estate of any nature whatsoever, real or personal, tangible or intangible, previously or now owned by the Debtor, or acquired by the Debtor's Estate, as defined in section 541 of the Bankruptcy Code, including all Rights of Action.

        56.  "Rights of Action" means any and all claims, demands, rights, actions, causes of action and suits of the Debtor, of any kind or character whatsoever, known or unknown, suspected or unsuspected, whether arising prior to, on or after the Petition Date, in contract or in tort, at law or in equity or under any other theory of law, including but not limited to (a) rights of setoff, counterclaim or recoupment, and claims on contracts or for breaches of duties imposed by law, (b) the right to object to Claims or interests, (c) claims pursuant to section 362 of the Bankruptcy Code, (d) such claims and defenses as fraud, mistake, duress, usury, and (e) all avoiding powers, rights to seek subordination and all rights and remedies under sections 502(d), 506, 510, 542-53 (inclusive) or any fraudulent conveyance, fraudulent transfer or preference laws.

        57.  "Schedules" means the schedules of assets and liabilities and the statements of financial affairs Filed by the Debtor, as required by section 521 of the Bankruptcy Code and the official bankruptcy forms, as the same may have been or may be amended, modified, or supplemented.

        58.  "Section 510(b) Claim" means a Claim arising from rescission or a purchase or sale of a security of the Debtor, or of an affiliate of the Debtor, for damages arising from the purchase or sale of such a security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim.

        59.  "Secured Claim" means a Claim that is secured by a lien on property in which the Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder's interest in the Estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to sections 506(a) and, if applicable, 1129(b) of the Bankruptcy Code.

        60.  "Small Unsecured Claim" means an Unsecured Claim against the Debtor, however arising, which is allowed in, or voluntarily reduced to, the amount of $500 or less.

        61.  "Stipulation of Amount and Nature of Claim" means a stipulation or other agreement between the Debtor or the Liquidating Trustee and a holder of a Claim, or an agreed order of the Bankruptcy Court, establishing the amount and nature of a Claim.

        62.  "Subsequent Class 3 Distribution Dates" means the first Business Day of each calendar quarter following the Initial Class 3 Distribution Date, provided, however, that the remaining Net Distributable Proceeds on such date shall exceed $500,000.

        63.  "Subsequently Allowed Claims" means any Claim which becomes an Allowed Claim after the Confirmation Date.

        64.  "Unsecured Claim" means any Claim that is not an Administrative Claim, Non-Tax Priority Claim, Priority Tax Claim, Secured Claim, or Small Unsecured Claim.

B.    Rules of Interpretation.

        For purposes of the Plan, unless otherwise provided herein: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural; (b) unless otherwise provided in the Plan, any reference in the Plan to a contract, instrument, release, or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (c) any reference in the Plan to an existing document or exhibit Filed or to be Filed means such document or exhibit, as it may have been or may be amended, modified, or supplemented pursuant to the Plan; (d) any reference to any Entity as a holder of a Claim includes that Entity's successors, assigns, and affiliates; (e) all references in the Plan to Sections, Articles, and Exhibits are references to Sections, Articles, and Exhibits of or to the Plan; (f) the words "herein," "hereunder," and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (h) subject to the provisions of any contract, articles of incorporation, code of regulations, similar constituent documents, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and Bankruptcy Rules, and (i) the rules of construction set forth in section 102 of the Bankruptcy Code will apply.

C.    Computation of Time.

        In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) will apply.

ARTICLE II

CLASSES OF CLAIMS AND INTERESTS

        In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims, as described in Article III, have not been classified and thus are excluded from the following Classes. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that the remainder of the Claim or Interest qualifies within the description of such other Classes.

    Class 1. Class 1 contains all Secured Claims.

    Class 2. Class 2 contains all Non-Tax Priority Claims.

    Class 3. Class 3 contains all Unsecured Claims.

    Class 4. Class 4 contains all Small Unsecured Claims.

    Class 5. Class 5 contains all Section 510(b) Claims.

    Class 6. Class 6 contains all Interests.

ARTICLE III

TREATMENT OF CLAIMS AND INTERESTS

A.    Unclassified Claims.

          1.    Administrative Claims.

            a.    Payment of Administrative Claims:    Except to the extent the holder of an Allowed Administrative Claim agrees otherwise, each holder of an Allowed Administrative Claim shall be paid in respect of such Allowed Claim the full amount thereof, without interest, in Cash, as soon as practicable after the later of (i) the Effective Date, or (ii) the date on which such Claim becomes an Allowed Claim. Professionals having Fee Claims will be paid only upon Court order pursuant to section 330 of the Bankruptcy Code.

            b.    Statutory Fees:    Allowed Administrative Claims for fees payable pursuant to 28 U.S.C. § 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, will be paid in Cash as such fees are due equal to the amount of such Administrative Claims.

            c.    Bar Dates for Administrative Claims.

              (1)    General Administrative Bar Date Provisions.    Pursuant to the Bar Date Order, the Administrative Claims Bar Date was November 19, 2001. Requests for payment of Administrative Claims incurred after September 10, 2001 must be Filed and served on the Debtor and the Liquidating Trustee (after the Effective Date) pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order, by no later than 30 days after the Effective Date. Holders of Administrative Claims that are required to File and serve a request for payment of such Claims and that do not File and serve a request by the applicable Bar Date will be forever barred from asserting such Claims against the Debtor and the Estate, or its property. Objections to Administrative Claims must be Filed and served on the parties that were served with such Claims or requests and the requesting party by the later of (A) 90 days after the Effective Date; (B) 90 days after the Filing of the applicable request for payment of Administrative Claims; or (C) such later date as provided for by order of the Bankruptcy Court, which order may be entered without further notice or hearing.

              (2)    Bar Dates for Fee Claims for Professionals or other entities asserting a Fee Claim for services rendered before the Effective Date.    Such Professionals and entities must File and serve on the United States Trustee, and such other entities who are designated by the Bankruptcy Rules, the Confirmation Order, or other order of the Bankruptcy Court, an application for final allowance of such Fee Claim no later than 60 days after the Effective Date. Objections to any Fee Claim must be Filed and served on the parties that were served with such application and the requesting party by the later of (A) 75 days after the Effective Date; (B) 30 days after the filing of the applicable request for payment of the Fee Claim; or (C) such later date as provided for by order of the Bankruptcy Court. Fees incurred after the Confirmation Date shall be paid as set forth in Section 5.5 of the Liquidating Trust Agreement.

          2.    Priority Tax Claims.    Each holder of an Allowed Priority Tax Claim will be paid in respect of such Allowed Claim (a) the full amount thereof, without postpetition interest or penalty, in Cash, as soon as practicable after the later of (i) the Effective Date and (ii) the date on which such Claim becomes an Allowed Claim; or (b) such lesser amount as the holder of an Allowed Priority Tax Claim and the Debtor might otherwise agree.

B.    Classified Claims

          1.    General Statement Regarding Treatment of Claims and Interests.    The following sets forth the treatment of Allowed Claims and Interests. The treatment of and consideration to be received by holders of Allowed Claims and Interests pursuant to this Article III of the Plan shall be in full and complete satisfaction, settlement, release and discharge of such Claims and Interests. The Debtor's obligations in respect of such Claims and Interests shall be satisfied in accordance with the terms of this Plan.

          2.    Treatment of Allowed Class 1 Claims—Secured Claims: Allowed Class 1 Claims are Unimpaired.    To the extent there are any Allowed Claims in this class, each such Allowed Claim shall be deemed to be a separate subclass. At the option of the Debtor, either (a) the legal, equitable and contractual rights to which such Allowed Claim entitles the holder thereof shall be left unaltered, (b) the Allowed Claim shall be left unimpaired in the manner described in section 1124(2) of the Bankruptcy Code, or (c) the holder of such Allowed Claim shall receive or retain the Collateral securing such Claim. The holders of Allowed Claims in this Class are not entitled to vote.

          3.    Treatment of Allowed Class 2 Claims—Non-Tax Priority Claims: Allowed Class 2 Claims are Unimpaired.    The legal, contractual and equitable rights of each Allowed Priority Claim shall be left unaltered. Payment in full in Cash shall be made to the holders of Allowed Priority Claims as soon as practicable after the later of (a) the Effective Date, and (b) the date on which such Claim becomes an Allowed Claim. The holders of such Allowed Claims in this Class are not entitled to vote.

          4.    Treatment of Allowed Class 3 Claims—Unsecured Claims: Allowed Class 3 Claims are Unimpaired.    Each holder of an Allowed Unsecured Claim will receive in respect of such Claim its Pro Rata distribution of the Net Distributable Proceeds. Distributions to Allowed Unsecured Claims shall be made by the Liquidating Trustee on the Initial Class 3 Distribution Date and on such Subsequent Class 3 Distribution Dates determined in accordance with Article V of this Plan and the Liquidating Trust Agreement, provided that the Liquidating Trustee shall not make any distribution on an Allowed Class 3 Claim if the distribution is less than $50. Any such withheld distribution shall be rolled over to the next distribution until the distribution is at least $50.

          5.    Treatment of Allowed Class 4 Claims—Small Unsecured Claims: Allowed Class 4 Claims are Unimpaired.    Each holder of a Small Unsecured Claim shall be paid in full on the later of the Effective Date or the date that is not more than 30 days after the date on which an order allowing such Claim becomes a Final Order. The holders of such Allowed Claims in this Class are not entitled to vote.

          6.    Treatment of Class 5—Section 510(b) Claims: Allowed Class 5 Claims are Impaired.    Holders of Class 5 Claims shall not receive any distribution under the Plan. Holders of Class 5 Claims shall be deemed to have rejected the Plan.

          7.    Treatment of Class 6—Interests: Class 6 Interests are Impaired.    All Class 6 Interests shall be deemed canceled as of the Effective Date. Holders of Class 6 Interests shall be deemed to have rejected the Plan.

ARTICLE IV

MEANS FOR IMPLEMENTATION OF THE PLAN

A.    Funding of this Plan.

        The funds required for the implementation of this Plan and the distributions hereunder shall be provided solely from the Distributable Proceeds.

B.    The Liquidating Trustee.

        1.    On the Effective Date, the Debtor shall transfer and assign or cause to be transferred and assigned to the Liquidating Trust (to be administered by the Liquidating Trustee), all Property of the Estate, including all Rights of Action. In consideration therefor, the Liquidating Trustee shall assume the Debtor's obligations to make distributions of proceeds thereof in accordance with this Plan. Except as otherwise provided by this Plan or the Liquidating Trust Agreement, upon the Effective Date (i) title to Property of the Estate shall pass to the Liquidating Trust free and clear of all Claims and Interests, in accordance with section 1141 of the Bankruptcy Code, except for the security interest in and liens on the Property by holders of Allowed Secured Claims, and (ii) the corporate existence of the Debtor will be dissolved as more fully described in Article IV hereof.

        2.    The Liquidating Trustee shall be empowered to and shall make all distributions from Distributable Proceeds required to be made under this Plan, and the Liquidating Trustee shall be authorized and empowered to (i) prosecute, settle or release all Rights of Action, in accordance with the best interest of and for the benefit of the Creditors entitled to receive distributions under the Plan; (ii) liquidate the Liquidating Trust Assets, (iii) prosecute objections to Claims; (iv) dispose of any non-liquid Property in an orderly and expeditious manner; (v) resolve Disputed Claims; (vi) make distributions to the holders of Allowed Administrative Claims, Allowed Priority Tax Claims, and holders of Allowed Claims in Classes 1, 2, 3, and 4 (as their respective interests may appear in accordance with this Plan) in as prompt, efficient and orderly fashion as possible; (vii) perform administrative services related to the implementation of this Plan; (viii) employ Professionals, including counsel and accountants, for assistance in fulfilling its obligations under the Plan; and (ix) otherwise act in accordance with this Plan, the Liquidating Trust Agreement and orders of the Bankruptcy Court.

        3.    The Liquidating Trustee and the Liquidating Trustee's Professionals shall be compensated for their services after the Effective Date pursuant to Section 5.5 of the Liquidating Trust Agreement.

        4.    All funds held by the Liquidating Trustee shall be invested in accordance with section 345 of the Bankruptcy Code or as otherwise permitted by a Final Order of the Bankruptcy Court.

        5.    The terms of the Liquidating Trust Agreement are hereby incorporated herein by reference.

C.    Abandonment.

        The Liquidating Trustee may abandon, on ten days' written notice to the United States Trustee and the Continuing Creditors' Committee, any Property which he determines in his reasonable discretion to be of de minimis value to the Estate including any pending adversary proceeding or other legal action commenced or commenceable by the Estate. If the United States Trustee or the Continuing Creditors' Committee provides a written objection to the Liquidating Trustee prior to the expiration of such 10-day period, with respect to the proposed abandonment of such Property, then such Property may be abandoned only pursuant to an application made to the Bankruptcy Court. Upon proper motion and notice to the Liquidating Trustee, the United States Trustee, and the Continuing Creditors' Committee, any party in interest may make an application to abandon such Property.

D.    Dissolution of Official Creditors' Committee.

        On the Effective Date, the Committee shall be dissolved and its members, agents, advisors, and representatives shall be deemed released of all of their duties, responsibilities and obligations, and released from any and all liabilities in connection with their acts in the Chapter 11 Case, and they shall be without any further duties, responsibilities and authority in connection with the Debtor, the Chapter 11 Case or this Plan and its implementation. The Committee and its members shall be indemnified (including for reasonable attorneys' fees and costs) by the Liquidating Trustee for all acts performed in their capacity as the Committee and members thereof, respectively, except for such acts as shall constitute bad faith, willful misconduct, gross negligence or willful disregard of their respective duties. All reasonable expenses of the Committee and the fees and expenses of their Professionals from the Confirmation Date through the Effective Date, shall be paid out of the Liquidating Trust Assets by the procedure set forth in Section 5.5 of the Liquidating Trust Agreement.

E.    Creation of Continuing Creditors' Committee.

        From and after the Effective Date, a Continuing Creditors' Committee shall be formed and constituted which shall consist of all of the members of the Committee who are serving at the Confirmation Date. In the event that, due to resignations or otherwise, the number of members of the Continuing Creditors' Committee is three (or would as a result of the simultaneous resignation of two or more members be three or less), any of the remaining three members of the Continuing Creditors'

Committee who wishes to resign from the Continuing Creditors' Committee shall be required to nominate a replacement member who is a holder of an Allowed Claim so that in no circumstances shall the membership of the Continuing Creditors' Committee fall below three prior to the entry of a Final Decree.

          a.    Duties.    The Continuing Creditors' Committee shall continue in existence and shall have duties with respect to (i) assisting the Liquidating Trustee's Professionals in prosecuting any of the Rights of Action; (ii) exercising the consultative role of the Committee; (iii) removal of the Liquidating Trustee, as provided in the Liquidating Trust Agreement; (iv) appointment of a successor Liquidating Trustee, as provided in the Liquidating Trust Agreement; (v) the amount of compensation to be paid to the employees of and Professionals retained by the Liquidating Trustee, as provided in the Liquidating Trust Agreement; (vi) review and approval of compensation arrangements with the Liquidating Trustee, as set forth in the Liquidating Trust Agreement; (vii) receipt of periodic reports from the Liquidating Trustee regarding the business activities and financial condition of the Liquidating Trust; and (viii) such other matters as may be approved by the Continuing Creditors' Committee or provided by a Final Order of the Bankruptcy Court.

          b.    Meetings.    The Continuing Creditors' Committee shall meet in accordance with the provisions of the By-Laws of the Continuing Creditors' Committee, attached as Exhibit B hereto.

          c.    Continuing Creditors' Committee Compensation.    The members of the Continuing Creditors' Committee shall serve without compensation but shall be entitled to reimbursement of their reasonable expenses from the Liquidating Trust Assets.

          d.    Retention of Professionals.    The Committee's Professionals shall continue to serve for the purpose of assisting the Continuing Creditors' Committee in the performance of its duties, subject to termination or replacement by the Continuing Creditors' Committee. After the Effective Date, the Committee's Professionals shall be deemed Professionals of the Continuing Creditors' Commitee and shall be compensated for their services pursuant to Section 5.5 of the Liquidating Trust Agreement.

          e.    Liability.    Neither the Continuing Creditors' Committee nor any of its members, designees, retained Professionals or any duly designated agent or representative of the Continuing Creditors' Committee shall be liable for the act, default or misconduct of any other member of the Continuing Creditors' Committee, nor shall any member be liable for anything other than such member's own acts as shall constitute bad faith, willful misconduct, gross negligence or willful disregard of its duties. None of the Continuing Creditors' Committee's members, designees, agents or representatives or their respective employees, shall incur or be under any liability or obligation by reason of any act done or omitted to be done, by any member of the Continuing Creditors' Committee, designee, agent or representative. The Continuing Creditors' Committee may, in connection with the performance of its functions, and in its sole and absolute discretion, consult with counsel, accountants and its agents, and shall not be liable for anything done or omitted or suffered to be done in accordance with such advice or opinions. If the Continuing Creditors' Committee determines not to consult with counsel, accountants or its agents, such determination shall not be deemed to impose any liability on the Continuing Creditors' Committee, or its members and/or its designees.

F.    Corporate Dissolution.

        Upon the Effective Date, the Debtor shall be deemed dissolved pursuant to the Delaware Corporation Law in effect in Delaware or other applicable state laws, as the same may be amended from time to time. The Liquidating Trustee shall have all the powers and responsibilities to wind up the affairs of the Debtor that devolve upon an administrator, liquidating agent or receiver under Delaware law or other applicable state laws, in addition to all the rights, powers and responsibilities conferred by the Bankruptcy Code, this Plan and the Liquidating Trust Agreement, provided, however, that any action taken with respect to the dissolution or wind-up of the Debtor must be consistent with the terms of this Plan and the Liquidating Trust Agreement, or such action shall be void and of no force or effect. Notwithstanding the dissolution or wind up of the Debtor, the Bankruptcy Court shall retain jurisdiction over those matters described in the Plan and the Liquidating Trust Agreement.

G.    Release of Liens.

        Except as otherwise provided in the Plan or in any contract, instrument or other agreement or document created in connection with the Plan, on the Effective Date, all mortgages, deeds of trust, liens or other security interests against the property of the Estate shall be released, and all the right, title and interest of any holder of such mortgages, deeds of trust, liens or other security interests shall revert to the Estate for the benefit of Creditors.

ARTICLE V

DISTRIBUTIONS AND OBJECTIONS TO CLAIMS

A.    Payment of Claims and Interests.

        The Liquidating Trustee shall make payment on Claims and Interests as follows:

        1.    Payment with Respect to Administrative Claims.

            a.    Allowed.    As soon as practicable after the Effective Date, the Liquidating Trustee shall pay from the available Distributable Proceeds to each of the holders of Allowed Administrative Claims the amount provided in Article III of this Plan unless such holder and the Debtor or the Liquidating Trustee, as the case may be, agree upon other terms for the treatment of such Claim.

            b.    Disputed.    As soon as practicable after the Effective Date, the Liquidating Trustee shall cause a transfer from the available Distributable Proceeds to the Disputed Claim Reserve of the amount of Cash necessary to pay in full all Disputed Administrative Claims, the estimated Administrative Claims of Professionals which have not yet been fixed by an order of the Court, an appropriate amount of Cash to pay all future post-Confirmation Date fees and expenses of Professionals, and an appropriate amount of Cash to pay in full potential Claims if all executory contracts or unexpired leases assumed pursuant to Article VII of the Plan were subsequently rejected one day after the Effective Date. To the extent a Disputed Administrative Claim becomes an Allowed Claim, or the Administrative Claim of a Professional is fixed thus being deemed an Allowed Claim, or a Professional is entitled to payment for post-Confirmation Date fees and expenses, or an Article VII rejection Claim becomes an Allowed Claim, the Liquidating Trustee shall pay from the Disputed Claim Reserve to the holder of such Allowed Claim, the amount provided in Article III of this Plan. No distribution shall be made to the holder of a Disputed Claim, unless and until entry of a Final Order providing that such Claim has become an Allowed Claim.

          2.    Payment with Respect to Priority Tax Claims.

            a.    Allowed.    As soon as practicable after the Effective Date, the Liquidating Trustee shall pay from the available Distributable Proceeds to each of the holders of Allowed Priority Tax Claims the amount provided in Article III of this Plan. The Liquidating Trustee reserves the right to make deferred cash payments to the holders of Priority Tax Claims in accordance with section 1129(a)(9)(C) of the Bankruptcy Code.

            b.    Disputed.    As soon as practicable after the Effective Date, the Liquidating Trustee shall cause a transfer from the available Distributable Proceeds to the Disputed Claim Reserve of the amount of Cash necessary to pay in full all Disputed Priority Tax Claims. To the extent a Disputed Priority Tax Claim becomes an Allowed Claim, the Liquidating Trustee shall pay from the Disputed Claim Reserve to the holder of such Allowed Claim, the amount provided in Article III of this Plan. No distribution shall be made to the holder of a Disputed Claim, unless and until entry of a Final Order providing that such Claim has become an Allowed Claim.

          3.    Payment with Respect to Class 1 Secured Claims.

            a.    Allowed.    As soon as practicable after the Effective Date, the Liquidating Trustee shall, at the option of the Debtor, either (A) leave unaltered the legal, equitable and contractual rights to which such Allowed Claim entitles the holder thereof, (B) leave the Allowed Claim unimpaired in the manner described in section 1124(2) of the Bankruptcy Code, or (C) return the Collateral securing such Allowed Claim to the holder of such Allowed Claim.

            b.    Disputed.    If, on the Effective Date, a Class 1 Secured Claim is a Disputed Claim, the Liquidating Trustee shall cause a transfer of the proceeds of the Collateral securing such Class 1 Secured Claim to the Disputed Claim Reserve. To the extent a Class 1 Secured Claim becomes an Allowed Claim, the Liquidating Trustee shall pay from the Disputed Claim Reserve to the holder of such Allowed Claim, the amount provided in Article III, Section B.4 of this Plan. No distribution shall be made to the holder of any Disputed Claim, unless and until entry of a Final Order providing that such Claim has become an Allowed Claim.

          4.    Payment with Respect to Class 2 Non-Tax Priority Claims.

            a.    Allowed.    As soon as practicable after the Effective Date, the Liquidating Trustee shall pay from the available Distributable Proceeds to each of the holders of Allowed Class 2 Non-Tax Priority Claims the amount provided in Article III, Section B.3 of this Plan unless such holder and the Debtor or the Liquidating Trustee, as the case may be, agree upon other terms for the treatment of such Claim.

            b.    Disputed.    As soon as practicable after the Effective Date, the Liquidating Trustee shall cause a transfer from the available Distributable Proceeds to the Disputed Claim Reserve of the amount of Cash necessary to pay in full all Disputed Class 2 Non-Tax Priority Claims. To the extent a Disputed Class 2 Non-Tax Priority Claim becomes an Allowed Claim, the Liquidating Trustee shall pay from the Disputed Claim Reserve to the holder of such Allowed Claim, the amount provided in Article III, Section B.3 of this Plan. No distribution shall be made to the holder of any Disputed Claim, unless and until entry of a Final Order providing that such Claim has become an Allowed Claim.

          5.    Payment with Respect to Class 3 Unsecured Claims.

            a.    Allowed.    On the Initial Class 3 Distribution Date, the Liquidating Trustee shall pay from the Net Distributable Proceeds to each holder of an Allowed Class 3 Unsecured Claim, the Pro Rata share allocable to such holder's Claim.

            b.    Disputed.    On the Initial Class 3 Distribution Date, the Liquidating Trustee shall cause a transfer from the available Net Distributable Proceeds to the Disputed Claim Reserve of the amount of Cash necessary to pay the holders of all Disputed Class 3 Unsecured Claims the Pro Rata portion of the amounts paid to holders of Allowed Class 3 Unsecured Claims on the Initial Distribution Date, if any, that such Claims would have received if they were Allowed Class 3 Unsecured Claims. To the extent a Disputed Class 3 Unsecured Claim becomes an Allowed Claim, the Liquidating Trustee shall pay from the Disputed Claim Reserve to the holder of such Allowed Claim, an amount equal to the Pro Rata distribution, if any, that such Claim would have received if it had been an Allowed Class 3 Unsecured Claim on the Initial Distribution Date. Similar reserves for Disputed Claims will be made on each Subsequent Class 3 Distribution Date. No distribution shall be made to a holder of any Disputed Claim unless and until entry of a Final Order providing that such Claim has become an Allowed Claim.

          6.    Payment with Respect to Class 4 Claims Small Unsecured Claims.

            a.    Allowed.    As soon as practicable after the Effective Date, the Liquidating Trustee shall pay from the available Distributable Proceeds to each of the holders of Allowed Class 4 Small Unsecured Claims the amount provided in Article III, Section B.5 of this Plan unless such holder and the Debtor or the Liquidating Trustee, as the case may be, agree upon other terms for the treatment of such Claim.

            b.    Disputed.    As soon as practicable after the Effective Date, the Liquidating Trustee shall cause a transfer from the available Distributable Proceeds to the Disputed Claim Reserve of the amount of Cash necessary to pay in full all Disputed Class 4 Small Unsecured Claims. To the extent a Disputed Class 4 Small Unsecured Claim becomes an Allowed Claim, the Liquidating Trustee shall pay from the Disputed Claim Reserve to the holder of such Allowed Claim, the amount provided in Article III, Section B.5 of this Plan. No distribution shall be made to the holder of any Disputed Claim, unless and until entry of a Final Order providing that such Claim has become an Allowed Claim.

          7.    Payment with Respect to Class 5 Section 510(b) Claims and Class 6 Interests.    The holders of Class 5 Claims or Class 6 Interests shall receive nothing under this Plan. As of the Effective Date, the rights of the holders of Class 5 Claims or Class 6 Interests shall be terminated and discharged and all shares of stock representing Class 6 Interests shall be canceled.

B.    Distributions to Holders of Subsequently Allowed Claims.

        Unless another date is agreed on by the Liquidating Trustee and the holder of a particular Subsequently Allowed Claim, the Liquidating Trustee shall, on the tenth day following the day that a Claim becomes an Allowed Claim by a Final Order, distribute or cause to be distributed to such holder with respect to such Subsequently Allowed Claim that amount of Cash from the Disputed Claim Reserve equal to that amount which would have been distributed to such holder had such holder's Subsequently Allowed Claim been an Allowed Claim on the Effective Date.

        The holder of a Subsequently Allowed Claim shall not be entitled to any interest on the Allowed Claim, regardless of when distribution thereon is made to or received by such holder.

C.    Subsequent Class 3 Distributions.

        The Liquidating Trustee shall have the power and obligation to make subsequent distributions from Net Distributable Proceeds to Class 3 Unsecured Claims on any Subsequent Class 3 Distribution Date, provided, however, that (a) all distributions shall comply with the terms of this Plan; and (b) any deferred Allowed Administrative Claims for Professional fees shall have been paid prior to making any such subsequent distribution.

D.    Final Distributions.

        The Liquidating Trustee shall make a final distribution of all Net Distributable Proceeds to Creditors entitled to distributions under this Plan only after (i) all Property of the Debtor has been converted to Cash; (ii) all Disputed Claims have been finally resolved; (iii) the applicable time period regarding all Creditors' rights to claim unclaimed property in accordance with Article V, Section F hereof; and (iv) the fees and expenses of the Liquidating Trustee shall have been paid in full in accordance with the Liquidating Trust Agreement.

        Upon the Final Distribution Date (at which time all Disputed Claims will have been resolved such that each of such Claims has been either Allowed or disallowed in whole or in part), the Liquidating Trustee shall distribute to the holders of Allowed Claims their share of such Disputed Claim Reserve and any undistributed Net Distributable Proceeds. In the case of a holder of an Administrative Claim, a Priority Tax Claim, a Class 1, 2, or 4 Claim, such share shall consist of the full amount payable on account of such Claim pursuant to the terms of Article III of this Plan, to the extent not previously paid. In the case of a holder of a Class 3 Unsecured Claim, such share shall consist of a Pro Rata share of any undistributed Net Distributable Proceeds including the Pro Rata share allocable to such holder's Claim of the Disputed Claim Reserve.

E.    Distributions to the Last Known Address.

        Distributions to holders of Allowed Claims will be sent to the last known address set forth on such holder's proof of Claim Filed with the Claims Agent, or on the Schedules, if no proof of Claim has been filed. Holders of Claims may change the address to which distributions, if any, will be sent by furnishing written notice to the Liquidating Trustee, in accordance with Article XI, Section I hereof. A proper notice of change of address will be effective for a distribution if received at least 30 days in advance of such distribution date.

F.    Unclaimed Property.

        If any distribution remains unclaimed for a period of 90 days after it has been delivered (or attempted to be delivered) in accordance with the Plan to the holder entitled thereto, such unclaimed property shall be forfeited by such holder whereupon all right, title and interest in and to the unclaimed property shall be held in reserve by the Liquidating Trustee to be distributed to other Creditors in accordance with this Plan.

G.    Withholding Taxes.

        Any federal, state, or local withholding taxes or other amounts required to be withheld under applicable law shall be deducted from distributions hereunder. All Persons holding Claims shall be required to provide any information necessary to effect the withholding of such taxes.

H.    Fractional Cents.

        Any other provision of this Plan to the contrary notwithstanding, no payment of fractions of cents will be made. Whenever any payment of a fraction of a cent would otherwise be called for, the actual payment shall reflect a rounding down of such fraction to the nearest whole cent.

I.    Payments of Less than Twenty-Five Dollars.

        If a final Cash payment otherwise provided for in this Plan with respect to an Allowed Claim would be less than twenty-five dollars, the Liquidating Trustee shall not be required to make such payment and such funds shall be otherwise distributed to holders of Allowed Claims in accordance with the Plan.

ARTICLE VI

OBJECTIONS TO CLAIMS AND DISPUTED CLAIMS RESERVE

A.    Objections to Claims.

        Objections to Claims shall be Filed with the Bankruptcy Court and served upon Creditors no later than 120 days after the Effective Date or 120 days after such Claim is Filed, which ever date is later, provided, however, that this deadline may be extended by the Bankruptcy Court upon motion of the Liquidating Trustee, without notice or a hearing.

        Distributions with respect to and on account of Claims to which objections have been Filed will be made as soon as practicable after an order, judgment, decree or settlement agreement with respect to such Claim becomes a Final Order, provided that the applicable Creditor shall not receive interest on its Allowed Claim, despite anything contained herein to the contrary, from the date the objection is Filed and served to the date of allowance of such Claim.

B.    Claim Resolution.

        Objections to Claims may be litigated to judgment, settled or withdrawn by the Liquidating Trustee. Any proposed settlement of a Disputed Claim where the original face amount of the Claim is in excess of $100,000 shall be subject to the approval of the Bankruptcy Court after notice and an opportunity for a hearing. The Liquidating Trustee may settle Claims where the allowed amount of such Claim is less than $100,000 without Bankruptcy Court approval, provided that the Continuing Creditors' Committee shall have 10-days' notice of all proposed settlements where the proposed Allowed Claim exceeds $5,000.

C.    No Distributions to Holders of Disputed Claims.

        Notwithstanding any other provision of this Plan, no Cash or other Property shall be distributed under the Plan on account of any Disputed Claim.

D.    Disputed Claim Reserves.

        On and after the Effective Date, the Liquidating Trustee shall establish and maintain reserves for all Disputed Claims. For purposes of establishing a reserve, Cash will be set aside equal to the amount that would have been distributed to the holders of Disputed Claims in such Class had their Disputed Claims been deemed Allowed Claims on the Effective Date or such other amount as may be approved by the Bankruptcy Court upon motion of the Debtor or the Liquidating Trustee. If, when, and to the extent any such Disputed Claim becomes an Allowed Claim by Final Order, the relevant portion of the Cash held in reserve shall be distributed by the Liquidating Trustee to the Claimant. The balance of such Cash, if any, remaining after all Disputed Claims have been resolved shall be distributed Pro Rata to all holders of Class 3 Claims in accordance with the Plan.

ARTICLE VII

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.    Treatment of Executory Contracts.

        1.    Rejection.    Except as otherwise provided in Article VII, Section A.2 hereof, all unexpired leases have either been rejected by order of the Court or by operation of law in accordance with the provisions of section 365 of the Bankruptcy Code. To the extent a motion to reject a lease of non-residential real property is pending and an order has not been entered by the Court on the Confirmation Date, the motion is deemed withdrawn and the lease is deemed rejected as of the expiration of the period to assume or reject leases of non-residential real property pursuant to section 365(d)(4) of the Bankruptcy Code. Except as otherwise provided in Article VII, Section A.2 hereof, on the Confirmation Date, all executory contracts not previously assumed or rejected by the Debtor shall be automatically rejected by the Debtor without further notice or order, in accordance with the provisions of section 365 and 1123 of the Bankruptcy Code.

        2.    Assumption.    Notwithstanding Article VII, Section A.1 hereof, the Debtor shall assume and assign to the Liquidating Trustee those executory contracts and unexpired leases listed on Exhibit C hereto (as such list may be amended or supplemented up to and including the Confirmation Date); provided, however, that the Liquidating Trustee shall terminate all of these contracts or leases by at least 90 days prior to the closing of the Chapter 11 Case. Unless such termination is made in accordance with the terms of the contract or lease, such termination shall constitute a rejection and any Claim arising from such rejection shall be treated under Article VII, Section B hereof.

B.    Bar Date for Rejection Claims.

        A Bar Date has already been established for Claims arising from the rejection of executory contracts and unexpired leases. Each Person who is a party to an executory contract not previously assumed or rejected by the Debtor and rejected pursuant to Article VII, Section A.1 hereof, shall be entitled to File, not later than 30 days after notice of the entry of the Confirmation Order, a proof of Claim for damages alleged to arise from the rejection of such executory contract, or be forever barred. A copy of such proof of Claim shall be Filed with the Claims Agent and served on the Liquidating Trustee in accordance with the notice provisions of Article XI, Section I hereof, not later than 30 days after notice of entry of the Confirmation Order. If the Claim becomes an Allowed Claim, then such Claim shall be classified as an Unsecured Claim and distributions shall be made in accordance with the provisions of the Plan.

        The Liquidating Trustee shall notify Persons who are parties to unexpired leases or executory contracts assumed pursuant to Article VII, Section A.2 hereof if and when its lease or contract has been rejected pursuant to Article VII, Section A.2 hereof. Each Person who is a party to a contract or lease rejected pursuant to Article VII, Section A.2 hereof, shall be entitled to File, not later than 30 days after mailing of notice of such rejection, a proof of Claim for damages alleged to arise from the rejection of such executory contract or unexpired lease, or be forever barred. A copy of such proof of Claim shall be Filed with the Claims Agent and served on the Liquidating Trustee in accordance with the notice provisions of Article XI, Section I hereof, not later than 30 days after mailing of the notice of rejection. If the Claim becomes an Allowed Claim, then such Claim shall be classified as an Administrative Claim and distributions shall be made in accordance with the provisions of the Plan.

ARTICLE VIII

CONDITIONS PRECEDENT TO EFFECTIVENESS OF THE PLAN

A.    Conditions to Consummation.

        The Plan shall not become effective unless and until each of the following conditions has been satisfied:

        1.    The Bankruptcy Court shall have entered the Confirmation Order; and

        2.    The Confirmation Order shall have become a Final Order.

ARTICLE IX

RETENTION OF JURISDICTION

        Following the Confirmation Date and until such time as all payments and distributions required to be made and all other obligations required to be performed under this Plan and the Liquidating Trust Agreement have been made and performed by the Liquidating Trustee, the Bankruptcy Court shall have and retain jurisdiction as is legally permissible, including, without limitation, jurisdiction over the Property, the Liquidating Trust, the Liquidating Trustee, the Liquidating Trust Assets, and the Continuing Creditors' Committee, and including, without limitation, jurisdiction for the following purposes:

        1.    Claims.    To determine the allocability, classification, or priority of Claims against the Debtor upon objection by the Liquidating Trustee or any other party in interest;

        2.    Injunction, etc.    To issue injunctions or take such other actions or make such other orders as may be necessary or appropriate to restrain interference with the Plan or its execution or implementation by any Person, to construe and to take any other action to enforce and execute the Plan, the Confirmation Order, or any other order of the Bankruptcy Court, to issue such orders as may be necessary for the implementation, execution, performance and consummation of the Plan and all matters referred to herein, and to determine all matters that may be pending before the Bankruptcy Court in the Chapter 11 Case on or before the Effective Date with respect to any Entity;

        3.    Professional Fees.    To determine any and all applications for allowance of compensation and expense reimbursement of Professionals for periods before or after the Effective Date, as provided for in the Plan;

        4.    Certain Priority Claims.    To determine any Priority Tax Claims, Non-Tax Priority Claims or any request for payment of Administrative Claims;

        5.    Dispute Resolution.    To resolve any dispute arising under or related to the implementation, execution, consummation or interpretation of the Plan and the making of distributions thereunder, including, without limitation, any dispute concerning payment of Professional fees and expenses of the Liquidating Trustee and Continuing Creditors' Committee;

        6.    Leases and Executory Contracts.    To determine the allowance of any Claims resulting from the rejection of executory contracts and unexpired leases;

        7.    Actions.    To determine all applications, motions, adversary proceedings, contested matters, actions, and any other litigated matters instituted prior to the closing of the Chapter 11 Case, including the determination of all controversies and disputes arising under and in connection with the Rights of Action, the Liquidating Trust, or the Liquidating Trust Agreement, and including any remands;

        8.    General Matters.    To determine such other matters, and for such other purposes, as may be provided in the Confirmation Order or as may be authorized under provisions of the Bankruptcy Code;

        9.    Plan Modification.    To modify the Plan under section 1127 of the Bankruptcy Code, remedy any defect, cure any omission, or reconcile any inconsistency in the Plan or the Confirmation Order so as to carry out its intent and purposes;

        10.    Aid Consummation.    To issue such orders in aid of consummation of the Plan and the Confirmation Order notwithstanding any otherwise applicable non-bankruptcy law, with respect to any Entity, to the full extent authorized by the Bankruptcy Code;

        11.    Implementation of Confirmation Order.    To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

        12.    Final Decree.    To enter a Final Decree closing the Chapter 11 Case.

ARTICLE X

EFFECTS OF CONFIRMATION

A.    Injunctions.

        As of the Effective Date, all entities that have held, currently hold, or may hold a Claim or other debt or liability against the Debtor are permanently enjoined from taking any of the following actions on account of any such Claim, debt, or liability: (i) commencing or continuing in any manner any action or other proceeding against the Debtor, the Liquidating Trustee, the Property, or the Liquidating Trust Assets, other than to enforce any right pursuant to the Plan to a distribution; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order against the Debtor, the Liquidating Trustee, the Property, or the Liquidating Trust Assets, other than as permitted pursuant to the Plan; (iii) creating, perfecting, or enforcing any lien or encumbrance against the Debtor, the Liquidating Trustee, the Property, or the Liquidating Trust Assets; (iv) asserting a setoff, right of subrogation, or recoupment of any kind against any debt, liability, or obligation due to the Debtor or Liquidating Trustee, other than as permitted pursuant to the Plan; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

        By accepting distributions pursuant to the Plan, each holder of an Allowed Claim receiving distributions pursuant to the Plan will be deemed to have specifically consented to the injunctions set forth in this Plan.

ARTICLE XI

MISCELLANEOUS PROVISIONS

A.    Pre-Confirmation Modification.

        The Plan may be altered, amended or modified by the Debtor and the Committee before the Confirmation Date as provided in section 1127 of the Bankruptcy Code.

B.    Post-Confirmation Immaterial Modification.

        The Debtor, the Committee, the Continuing Creditors' Committee, or the Liquidating Trustee may, with the approval of the Bankruptcy Court and without notice to all holders of Claims and Interests, insofar as it does not materially and adversely affect the interest of holders of Claims, correct any defect, omission or inconsistency in the Plan in such manner and to such extent as may be necessary to expedite consummation of this Plan.

C.    Post-Confirmation Material Modification.

        The Plan may be altered or amended after the Confirmation Date by the Debtor, the Committee, the Continuing Creditors' Committee or Liquidating Trustee in a manner which, in the opinion of the Bankruptcy Court, materially and adversely affects holders of Claims, provided that such alteration or modification is made after a hearing as provided in section 1127 of the Bankruptcy Code and has the consent of the Continuing Creditors' Committee.

D.    Exemption from Transfer Taxes.

        Pursuant to section 1146(c) of the Bankruptcy Code and any sale orders entered in the Chapter 11 Case, the making or delivery of any instrument whatsoever in furtherance of or in connection with the Plan including, without limitation, the assignments, documents, instruments and agreements and other conveyancing documents executed and delivered in connection with the consummation of the sale of the Debtor's assets to any purchaser in furtherance of the wind-up of the Estate, shall not be subject to any stamp, real estate transfer, personal property, recording or other similar tax.

E.    Withdrawal or Revocation of the Plan.

        The Debtor and the Committee reserve the right to revoke or withdraw the Plan prior to the Effective Date. If the Debtor and the Committee revoke or withdraw the Plan, then the result shall be the same as if the Confirmation Order had not been entered and the Effective Date had not occurred.

F.    Final Decree.

        Notwithstanding any other provision of this Plan, the Final Decree shall be entered only after all conditions precedent to substantial consummation of this Plan have been satisfied or waived.

G.    Setoffs.

        Subject to the limitations provided in section 553 of the Bankruptcy Code, the Debtor or the Liquidating Trustee, as applicable, may, but shall not be required to, setoff against any Claim and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever the Debtor may have against the holder of such Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtor or Liquidating Trustee, as applicable, of any such claim or other claims, rights, or causes of action that the Debtor or the Liquidating Trustee may have against such holder.

H.    Successors and Assigns.

        The rights, benefits and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, the heirs, executors, administrators, successors and/or assigns of such Entities.

I.    Governing Law.

        Except to the extent that the Bankruptcy Code is applicable, the rights and obligations arising under this Plan shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

J.    Notices.

        1.    All notices, requests or other communications, required or permitted to be made in accordance with this Plan, including any change of address of any Person for the purpose of receiving distributions, shall be in writing and shall be delivered (i) personally, (ii) by telecopy, telex or other telegraphic means (confirmed by first class mail or express mail), or (iii) mailed by first class mail.

        2.    Any such notice shall be deemed to have been given when received or, if mailed by first class mail, seven days after the date of mailing, postage prepaid, or, if express mailed, the next business day after the date of mailing; provided, however, that a proper notice of change of address will be effective for a distribution if received at least 30 days in advance of such distribution date.

  a.
  If to the Liquidating Trustee, at:

  [TO BE INSERTED]

  b.
  If to the Debtor at:

  Pachulski, Stang, Ziehl, Young & Jones P.C.
  919 North Market Street, 16th Floor
  P.O. Box 8795
  Wilmington, DE 19899-8705 (Courier 19801)
  Attention: Laura Davis Jones, Esq.
                    David W. Carickhoff, Esq.

  Pachulski, Stang, Ziehl, Young & Jones P.C.
  10100 Santa Monica Boulevard, 11th Floor
  Los Angeles, California 90067
                  Attention: James I. Stang, Esq.

  STAR Telecommunications, Inc.
  223 East De La Guerra
  Santa Barbara, CA 93101
                  Attention: Gordon Hutchins, Jr.

  c.
  If to the Committee or Continuing Creditors' Committee, to:

  Pillsbury Winthrop LLP
  One Battery Park Plaza
  New York, New York 10004
  Attention: Daniel A. Lowenthal, III, Esq.

  And

  [TO BE INSERTED]

          d.    If to any holder of an Administrative Claim, a Priority Tax Claim or a Claim of any Class, at their last known address set forth on a proof of Claim filed with the Claims Agent, or on the Schedules, if no proof of Claim has been filed.

          e.    If to any other Persons entitled to notice, at the respective addresses that such Persons entitled to notice have provided to the Liquidating Trustee.

        3.    Any party may change the address at which it is to receive notices under the Plan by furnishing written notice pursuant to the provisions of Article XI, Section I hereof to the Entity to be charged with knowledge of such changes.

K.    Severability.

        If any provision of this Plan is determined to be unenforceable in whole or in part, such determination shall in no way limit or affect the enforceability or operative effect of any other provision of the Plan.

Dated: June 12, 2002

STAR TELECOMMUNICATIONS, INC.
By:	/s/ GORDON HUTCHINS, JR. Gordon Hutchins, Jr. Acting Chief Executive Officer

OFFICIAL COMMITTEE OF UNSECURED CREDITORS OF STAR TELECOMMUNICATIONS, INC.
By:	/s/ EILEEN JORDAN WP/DWC Eileen Jordan Committee Chairperson

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  Exhibit 2.1
FIRST AMENDED PLAN OF LIQUIDATION OF THE DEBTOR AND THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS
TABLE OF CONTENTS
INTRODUCTION
ARTICLE I DEFINED TERMS, RULES OF INTERPRETATION, AND COMPUTATION OF TIME
ARTICLE II CLASSES OF CLAIMS AND INTERESTS
ARTICLE III TREATMENT OF CLAIMS AND INTERESTS
ARTICLE IV MEANS FOR IMPLEMENTATION OF THE PLAN
ARTICLE V DISTRIBUTIONS AND OBJECTIONS TO CLAIMS
ARTICLE VI OBJECTIONS TO CLAIMS AND DISPUTED CLAIMS RESERVE
ARTICLE VII TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES
ARTICLE VIII CONDITIONS PRECEDENT TO EFFECTIVENESS OF THE PLAN
ARTICLE IX RETENTION OF JURISDICTION
ARTICLE X EFFECTS OF CONFIRMATION
ARTICLE XI MISCELLANEOUS PROVISIONS